Exhibit 10.14.1

FORM OF IRS 409A AMENDMENT TO

GRAFTECH INTERNATIONAL LTD.

SEVERANCE COMPENSATION AGREEMENT FOR SENIOR MANAGEMENT

WHEREAS, GrafTech International Ltd. (“GrafTech”) entered into Severance Compensation Agreements with Senior Management (U.S. 2.0, U.S.2.99, International 2.0 and International 2.99 Versions) (each, an “Agreement” and collectively, the “Agreements”), the terms of which are consistent with forms published as exhibits to the GrafTech Form 10-K; and

WHEREAS, GrafTech wishes to amend the Agreements (including the forms) to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

NOW, THEREFORE, the forms of Agreements are hereby amended, and the officers of GrafTech are hereby authorized to enter into agreements to amend the actual Agreements on behalf of GrafTech, effective January 1, 2005, as follows:

1. Each reference in the Agreement to the “Company” is replaced with a reference to the “Corporation”.

2. Section 1.d. of the Agreement is amended to read in its entirety as follows:

““Disability” shall mean you are unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.”

3. Section 2.a.(i) of the Agreement is amended by inserting the following immediately after the phrase “Date of Termination”:

“, but in no event later than sixty (60) days following a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder (“Section 409A”)”

4. Section 2.a.(ii) of the Agreement is amended by inserting the following immediately after the phrase “Date of Termination”:

“, but in no event later than sixty (60) days following a “separation from service” within the meaning of Section 409A”

5. Section 2.a.(iv) of the Agreement is amended by inserting the following immediately after the phrase “Date of Termination”:

“, but in no event later than sixty (60) days following a “separation from service” within the meaning of Section 409A”

6. A new Section 2.a.(vi)(F) is added to the Agreement to read in its entirety as follows:

“Any Gross-Up Payment, as determined pursuant to this Section 2.a.(vi), shall be paid by the Corporation within five (5) days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment, if any, shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority. The Gross-Up Payment shall be paid to you; provided that the Corporation, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consents to such withholding.”

7. Section 2.b. of the Agreement is amended by inserting the following sentence at the end thereof:

“If the amounts payable under clause (x) are greater, then the Corporation shall pay to you, at the same time as the disability payments are made, the excess of the benefits payable under clause (x) over the benefits payable under clause (y).”

8. The second to last sentence of Section 2.c. of the Agreement is amended by deleting the phrase “on your Date of Termination” and replacing it with the following:

“not later than the fifth day following the Date of Termination, but in no event later than sixty (60) days following a “separation from service” within the meaning of Section 409A,”

9. Section 2.d. of the Agreement is amended by adding the following sentence at the end thereof:

“You are not entitled to any payments hereunder.”

10. A new Section 13 is added to the Agreement to read in its entirety as follows:

“13. Section 409A.

a. Notwithstanding any provision of the Agreement to the contrary, distribution of any amount that constitutes “deferred compensation” payable to you due to your “separation from service” within the meaning of Section 409A, shall not be made before six months after such separation from service or your death, if earlier (the “Six Month Limitation”), if you are a Key Employee (as defined below). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following your separation from service and remaining payments shall commence, or continue, in accordance with the relevant provision of Section 2 of this Agreement. Notwithstanding the Six Month Limitation, in the event that any amounts of “deferred compensation” payable to you due to your “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of Section 409A (“Separation Pay”), then all or a portion of such Separation Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the separation from service occurs (i.e., $460,000 in the event of a separation from service during 2008), whether paid under this Agreement or otherwise, may be paid to you during the six-month period following such separation from service with the Corporation. For purposes hereof, Key Employee shall mean an employee treated as a “specified employee” under Code Section 409A(a)(2)(B)(i), i.e., a key employee of the Corporation (as defined in Code Section 416(i), without regard to paragraph (5) thereof). The Corporation shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

b. If you are a Key Employee, you shall be responsible for paying the premiums relating to any continuation of life, disability or accident insurance benefits described in Section 2.a.(iii) of this Agreement during the six month period immediately following your “separation from service” within the meaning of Section 409A, and the Corporation shall be responsible for paying any and all such premiums during the remainder of the period you are entitled to receive such benefits in accordance with Section 2.a.(iii) of this Agreement. The Corporation shall reimburse you for such premiums paid by you in accordance with the preceding sentence on the first day of the seventh month following your “separation from service” within the meaning of Section 409A.

c. This Agreement is intended to comply with Section 409A and any ambiguities should be interpreted in such a way as to comply with Section 409A.”

Approved on behalf of GRAFTECH INTERNATIONAL LTD. and its Subsidiaries

By:
Name:
Title:
Date:

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